YELLOWSTONE CORPORATE SERVICES, INC.

                       A Nevada Corporation







                            Exhibit 23
            Consents of Independent Public Accountants




ARESON
     & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS
4/F., Galuxe Building, 8-10 On Lan Street, Central, Hong Kong
Tel. (852) 2523 2167  Fax. (852) 2810 1957
Email. aac@netvigator.com  whajr@netvigator.com
Principal: William H. Areson, Jr. CPA
                New York, USA




March 28, 2002


The Board of Directors
Yellowstone Corporate Services, Inc.
Suite 1202 Alexandra House
16-20 Chater Road
Hong Kong


Dear Sirs,

As independent public accountants, we hereby consent to the
incorporation in this Form 10SB filed on March     , 2002 of our
audit report on the financial statements of Yellowstone Corporate Services, Inc. for the period from March 14, 2001 (Date of
Incorporation) to December 31, 2001.








ARESON & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS